Exhibit 10.31
February 28, 2011
Alec Covington
2900 Thomas Avenue South, Unit #2208
Minneapolis, MN 55416
Dear Mr. Covington:
By letter to you dated February 26, 2008 (the “February 26 Letter”), the Company set forth the benefits which the Company agreed to provide you in the event your employment with the Company is terminated in connection with a Change in Control. The Board has reviewed your February 26 Letter and desires to amend certain provisions to comply with applicable requirements of Section 409A of the Internal Revenue Code (“Section 409A”). This letter restates and supersedes the February 26 Letter.
You are presently the President and Chief Executive Officer of Nash Finch Company, a Delaware corporation. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
Accordingly, the Board has determined that appropriate steps should be taken to minimize the risk that Company management will depart prior to a Change in Control, thereby leaving the Company without adequate management personnel during such a critical period, and that appropriate steps also be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control. In particular, the Board believes it important, should Nash Finch Company or its stockholders receive a proposal of transfer of control, that you be able to continue your management responsibilities and assess and advise the Board whether such proposal would be in the best interests of Nash Finch Company and its stockholders and to take other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own personal situation.
The Board recognizes that continuance of your position with the Company involves a substantial commitment to the Company in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits. Therefore, to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control under the circumstances described below.
     1. Definitions. The following terms will have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

     (a) “Agreement” means this letter agreement as amended, extended or renewed from time to time in accordance with its terms.
     (b) “Board” means the board of directors of the Parent Corporation duly qualified and acting at the time in question.
     (c) “Cause” means: (i) the willful and continued failure by you to substantially perform your duties to the Company (other than any such failure resulting from your Disability or incapacity due to bodily injury or physical or mental illness) after a demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed your duties; or (ii) your conviction (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law that the Board determines is injurious to reputation or the business of the Company; (iii) your commission of any act involving dishonesty, fraud, gross negligence or other willful misconduct in the performance of your duties of the Company or (iv) your breach of any confidentiality, non-compete or non-solicitation covenants you may have with the Company. For purposes of this definition, no act, or failure to act, on your part will be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee hereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board does not expressly disapprove in writing of your engagement on such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that you engaged in those activities. Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above and specifying the particulars thereof in detail.
     (d) “Change in Control” means:
     (i) Any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control;
     (ii) Any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;
     (iii) Any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the assets of the Company immediately prior to such acquisition or acquisitions; or
     (iv) A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;
provided, that the transaction or event described in subsection (i), (ii), (iii) or (iv) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Company” means the Parent Corporation, any Subsidiary and any Successor.
     (g) “Confidential Information” means information which is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. It includes information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products or services. It also includes, without limitation, information concerning research, development, purchasing, accounting, marketing and selling. All information which you have a reasonable basis to consider confidential is Confidential Information, whether or not originated by you and without regard to the manner in which you obtain access to that and any other proprietary information.
     (h) “Date of Termination” following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person (other than the Company) related to the Change in Control) means: (i) if your employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during such thirty (30)-calendar-day period); (ii) if your employment is to be terminated by the Company for Cause or by you for Good Reason, the date specified in the Notice of Termination; (iii) if your employment is to be terminated by the Company for any reason other than Cause, Disability, death or Retirement, the date specified in the Notice of Termination, which in no event may be a date earlier than ninety (90) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination; or (iv) if your employment is terminated by reason of death or Retirement, the date of death or Retirement, respectively; provided that in all events the applicable “Date of Termination” shall be the date of your “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) calendar days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section 13 of this Agreement. During the pendency of any such dispute, the Company will continue to pay you your full compensation and benefits in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 13 of this Agreement.
     (i) “Disability” means a disability as defined in the Company’s long-term disability plan as in effect immediately prior to the Change in Control or, in the absence of such a plan, means permanent and total disability as defined in section 22(e)(3) of the Code.
     (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (k) “Good Reason” means:
     (i) a material adverse change in your status or position(s) as an executive of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in your status or position(s) as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

     (ii) a reduction by the Company in your rate of total compensation (including, without limitation, salary and bonus potential) (or an adverse change in the form or timing of the payment thereof) as in effect immediately prior to the Change in Control;
     (iii) the failure by the Company to continue in effect any Plan in which you (and/or your family) are participating at any time during the ninety (90)-calendar-day period immediately preceding the Change in Control (or Plans providing you (and/or your family) with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the ninety (90)-calendar-day period immediately preceding the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect you (and/or your family’s) continued participation in any of such Plans on at least as favorable a basis to you (and/or your family) as is the case on the date of the Change in Control or which would materially reduce your (and/or your family’s) benefits in the future under any of such Plans or deprive you (and/or your family) of any material benefit enjoyed by you (and/or your family) at the time of the Change in Control;
     (iv) the Company’s requiring you to be based more than fifty (50) miles from where your office is located immediately prior to the Change in Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations which you undertook on behalf of the Company during the ninety (90)-calendar-day period immediately preceding the Change in Control (without regard to travel related or in anticipation of the Change in Control);
     (v) the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section 6 of this Agreement.
     (vi) any purported termination by the Company of your employment which is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and for purposes of this Agreement, no such purported termination will be effective; or
     (vii) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change in Control, you were not expressly prohibited in writing by the Board from attending to or engaging in.
Notwithstanding anything in the foregoing to the contrary, your termination of employment with the Company for any reason other than death, Disability or Retirement within six (6) calendar months following a Change in Control will be conclusively deemed to be for Good Reason.
     (l) “Highest Monthly Compensation” means one-twelfth (1/12) of the highest amount of your compensation for any twelve (12) consecutive calendar-month period during the thirty-six (36) consecutive calendar-month period prior to the month that includes the Date of Termination. For purposes of this definition, “compensation” means your base pay plus short term bonus target.
     (m) “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement pursuant to which the notice is given. Any purported termination by the Company or by you following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person (other than the Company) related to the Change in Control) must be communicated by written Notice of Termination.
     (n) “Parent Corporation” means Nash Finch Company and any Successor.
     (o) “Person” means and includes any individual, corporation, partnership, group, association or other “person”, as such term is used in section 14(d) of the Exchange Act, other than the Parent Corporation, a wholly-owned subsidiary of the Parent Corporation or any employee benefit plan(s) sponsored by the Parent Corporation or a wholly-owned subsidiary of the Parent Corporation.

     (p) “Plan” means any compensation plan (such as a stock option, restricted stock plan or other equity-based plan), or any employee benefit plan (such as a thrift, pension, profit sharing, medical, dental, disability, accident, life insurance, relocation, salary continuation, expense reimbursements, vacation, fringe benefits, office and support staff plan or policy) or any other plan, program, policy or agreement of the Company intended to benefit you (and/or your family) (including, without limitation, the Company’s 2000 Stock Incentive Plan, Profit Sharing Plan, Income Deferral Plan, Deferred Compensation Plan and Supplemental Executive Retirement Plan).
     (q) “Retirement” means the day on which you attain the age of sixty-five (65).
     (r) “Subsidiary” means any corporation at least a majority of whose securities having ordinary voting power for the election of directors is at the time owned by the Company and/or one (1) or more Subsidiaries.
     (s) “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Parent Corporation’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation’s voting securities, all or substantially all of its assets or otherwise.
     2. Term of Agreement. This Agreement is effective immediately and will continue in effect until December 31, 2008; provided, however, that commencing on January 1, 2009 and each January 1 thereafter, the term of this Agreement will automatically be extended for one (1) additional year beyond the expiration date otherwise then in effect, unless at least ninety (90) calendar days prior to any such January 1, the Company or you has been given notice that this Agreement will not be extended; and, provided, further, that this Agreement will continue in effect beyond the termination date then in effect for a period of twenty-four (24) calendar months following a Change in Control if a Change in Control has occurred during such term.
     3. Benefits upon a Change in Control Termination. If your employment by the Company is terminated for any reason other than death, Cause, Disability or Retirement, or if you terminate your employment by the Company for Good Reason either within: (a) twenty-four (24) calendar months following a Change in Control; or (b) prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of a Person (other than the Company) related to the Change in Control, then, subject to your execution of a general release of claims against the Company in the Company’s customary form for such purpose (a “Release”) within 55 days of your Termination of Employment and not revoking such Release:
     (i) Cash Payment. On the later to occur of six months following the Date of Termination or sixteen days following your timely execution of a Release, the Company will make a lump-sum cash payment to you in an amount equal to the product of (A) your Highest Monthly Compensation multiplied by (B) the lesser of (I) the number of full or partial calendar months remaining until your Retirement or (II) thirty-six (36).
     (ii) Welfare Plans. The Company will maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (A) thirty-six (36) calendar months after the Date of Termination or (B) your Retirement, all insured and self-insured employee welfare benefit Plans (including, without limitation, health, life, dental and disability plans) in which you were entitled to participate at any time during the ninety (90)-calendar-day period immediately preceding the Change in Control, provided that your continued participation is possible under the general terms and provisions of such Plans and any applicable funding media and provided that you continue to pay an amount equal to your regular contribution under such Plans for such participation (based upon your level of benefits and employment status most favorable to you at any time during the ninety (90)-calendar-day period immediately preceding the Change in Control). If the thirty-six (36) month-period ends before you have reached Retirement and you have not previously received or are not then receiving equivalent benefits from a new employer (including coverage for any pre-existing conditions), the Company will arrange, at its sole cost and expense, to enable you to convert your and your dependents’ coverage under such plans to individual policies or programs under the same terms as executives of the Company may apply for such conversions. In the event that you or your dependents’ participation in any such Plan is barred, the Company, at its sole cost and expense, will arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on a federal, state and local income and employment after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this clause (ii) or, if such insurance is not available at a reasonable cost to the Company, the Company will otherwise provide you and your dependents equivalent benefits (on a federal, state and local income and employment after-tax basis). You will not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.
     (iii) Tax Reimbursement.
     (A) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments or distributions by the Company, any person or entity whose actions result in a Change of Control or any person or entity affiliated with the Company or such person or entity, to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any option agreement, restricted stock award agreement or otherwise, but determined without regard to any payments required under this Section 3(iii)) (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or you incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after your payment of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (B) Subject to the provisions of clause (D), below, all determinations required to be made under this Section 3(iii), including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national reputation selected by the Company ( the “Accounting Firm”), which shall provide detailed supporting calculations both to you and to the Company within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3(iii), shall be paid by the Company on your behalf within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish evidence of its determination that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a penalty. Any determination by the Accounting Firm shall be binding upon you and the Company.
     (C) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by the Company will not have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to clause (D) below and you thereafter are required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.

     (D) You shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you know of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:
     (1) give the Company any information reasonably requested by the Company relating to such claim;
     (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
     (3) cooperate with the Company in good faith in order to effectively contest such claim; and
     (4) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this clause (D), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs you to pay such claim and sue for a refund, the Company shall: (i) to the extent not prohibited by law, rule or regulation, advance the amount of such payment to you on an interest-free basis; or (ii) to the extent any such advance is so prohibited, pay such amount directly; and, in either case, shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or advance or with respect to any imputed income with respect to such payment or advance; and provided further that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (E) If, after your receipt of an amount advanced by the Company pursuant to clause (D), above, you become entitled to receive any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of clause (D)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to clause (D), above, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (iv) Non-Competition Obligations. As consideration for the Gross-Up Payment (which is hereby acknowledged by you as providing you with additional and sufficient benefit to support the following covenant), you agree that in the event your employment with the Company is terminated upon conditions entitling you to the payments and benefits provided for under Section 3 of the Agreement, you will not, without the prior written consent of the Company (given after the consummation of the Change in Control), alone or in any capacity (other than by way of holding shares of a publicly traded company in an amount not exceeding five percent (5%) of the outstanding class or series so traded) with any other person or entity, directly or indirectly engage in competition with the Company or any Subsidiary, in association with or as an officer, director, employee, principal, agent or consultant of or to SuperValu, Inc., Spartan Stores, Inc., Merchants Distributors, Inc., Laurel Grocery Company, L.L.C., C&S Wholesale Grocers or any of their respective subsidiaries, affiliates or successors for a period ending one (1) year after such date of termination.
     4. Indemnification. Following a Change in Control, the Company will indemnify and pay your expenses, as incurred, to the full extent permitted by law and the Company’s certificate of incorporation and bylaws for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of your counsel) incurred in connection with all matters, events and transactions relating to your service to or status with the Company or any other corporation, employee benefit plan or other entity with whom you served at the request of the Company.
     5. Confidentiality. You will not use, other than in connection with your employment with the Company, or disclose any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company; and you will use reasonable and prudent care to safeguard and protect and prevent the unauthorized disclosure of Confidential Information. Nothing in this Agreement will prevent you from using, disclosing or authorizing the disclosure of any Confidential Information: (a) which is or hereafter becomes part of the public domain or otherwise becomes generally available to the public through no fault of yours; (b) to the extent and upon the terms and conditions that the Company may have previously made the Confidential Information available to certain persons; or (c) to the extent that you are required to disclose such Confidential Information by law or judicial or administrative process.
     6. Successors. The Company will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of the Company’s obligations under this Agreement. Failure of the Company to obtain such assent at least three (3) business days prior to the time a Person becomes a Successor (or where the Company does not have at least three (3) business days’ advance notice that a Person may become a Successor, within one (1) business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by you of your employment.
     7. Fees and Expenses. The Company, upon demand, will pay or reimburse you for all reasonable legal fees, court costs, experts’ fees and related costs and expenses incurred by you in connection with any actual, threatened or contemplated litigation or legal, administrative, arbitration or other proceeding relating to this Agreement to which you are or reasonably expect to become a party, whether or not initiated by you, including, without limitation, your seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, you will be required to repay (without interest) any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

     8. Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
     9. No Mitigation. You will not be required to mitigate the amount of any payments or benefits the Company becomes obligated to make or provide to you in connection with this Agreement by seeking other employment or otherwise. The payments or benefits to be made or provided to you in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any payments or benefits you may receive from other employment or otherwise.
     10. No Setoff. The Company will have no right to setoff payments or benefits owed to you under this Agreement against amounts owed or claimed to be owed by you to the Company under this Agreement or otherwise.
     11. Taxes. All payments and benefits to be made or provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.
     12. Notices. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.
     13. Disputes. Any dispute, controversy or claim for damages rising under or in connection with this Agreement may, in your sole discretion, be settled exclusively by such judicial remedies that you may seek to pursue or by arbitration in Minneapolis, Minnesota by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Company will be entitled to seek an injunction or restraining order in a court of competent jurisdiction (within or without the State of Minnesota) to enforce the provisions of Section 5 of this Agreement.
     14. Jurisdiction. Except as specifically provided otherwise in this Agreement, the parties agree that any action or proceeding arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum.
     15. Related Agreements. To the extent that any provision of any other Plan or agreement between the Company and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such other Plan or agreement remains in force, the provision of this Agreement will control and such provision of such other Plan or agreement will be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Agreement prevents or limits your continuing or future participation in any Plan provided by the Company and for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any Plans or other agreements with the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any Plan or other agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such Plan or other agreement.
     16. No Employment or Service Contract. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or no reason whatsoever, with or without cause.
     17. Survival. The respective obligations of, and benefits afforded to, the Company and you which by their express terms or clear intent survive termination of your employment with the Company or termination of this Agreement, as the case may be, including, without limitation, the provisions of Sections 3, 4, 5, 6, 7, 10, 11, 12 and 13 of this Agreement, will survive termination of your employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.
     18. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the chair of the Board. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with, any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement.
This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws provisions of any jurisdiction), except to the extent that the provisions of the corporate law of Delaware may apply to the internal affairs of the Company. Headings are for purposes of convenience only and do not constitute a part of this Agreement. The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver, or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
If this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.
Sincerely,
NASH FINCH COMPANY.

By:
William R. Voss
Chair, Nash Finch Board of Directors

Agreed to this 28th day of February 2011.

Alec C. Covington